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                                                                      EXHIBIT 12

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                                                 FOLEY & LARDNER LLP
                                                 ATTORNEYS AT LAW

                                                 WASHINGTON HARBOUR
                                                 3000 K STREET, N.W., SUITE 500
                                                 WASHINGTON, D.C.  20007-5143
                                                 202.672.5300 TEL
                                                 202.672.5399 FAX
                                                 www.foley.com

                                                 CLIENT/MATTER NUMBER
                                                 303740-0004



                              [FORM OF TAX OPINION]

                               December ___, 2004

The Phoenix Series Fund                             AIM Variable Insurance Funds
One American Row                                    11 Greenway Plaza, Suite 100
Hartford, Connecticut 06102                         Houston, Texas 77046

         Re: Federal income tax consequences of combination of Phoenix-AIM Mid-Cap Equity Series and AIM V.I. Mid
               Cap Core Equity Fund

Ladies and Gentlemen:

      You have requested our opinion, in our capacity as counsel to AIM Variable Insurance Funds, a Delaware statutory trust ("Acquiring Trust"), concerning certain federal income tax consequences of the anticipated transactions under the Agreement and Plan of Reorganization (the "Agreement"), by and among (1) the Acquiring Trust, acting on behalf of AIM V.I. Mid Cap Core Equity Fund (the "Acquiring Fund"), (2) The Phoenix Edge Series Fund (the "Selling Trust"), acting on behalf of Phoenix AIM Mid-Cap Equity Series (the "Selling Fund"), and
(3) Phoenix Variable Advisors, Inc., relating to the transaction contemplated by the Agreement (the "Reorganization").

      Under the Agreement, (i) the Selling Fund will transfer all of its assets to the Acquiring Fund solely in exchange for Series I voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Stated Liabilities of the Selling Fund, and (ii) the Selling Fund will distribute the Series I voting shares of the Acquiring Fund received in step (i) pro rata to its shareholders in complete liquidation of the Selling Fund.

      Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the

BRUSSELS         LOS ANGELES    ORLANDO              SAN FRANCISCO      TAMPA
CHICAGO          MADISON        SACRAMENTO           SILICON VALLEY     TOKYO
DETROIT          MILWAUKEE      SAN DIEGO            TALLAHASSEE        WASHINGTON, D.C.
JACKSONVILLE     NEW YORK       SAN DIEGO/DEL MAR                       WEST PALM BEACH

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The Phoenix Edge Series Fund
AIM Variable Insurance Funds
December ___, 2004
Page 2 of 3

term "Code" means the Internal Revenue Code of 1986, as amended, and all statutory references are to the Code unless otherwise specified.

      The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local, or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon.

      In connection with the preparation of this opinion, we have reviewed and relied on the registration statement on Form N-14 filed on September 24, 2004 by the Acquiring Trust, the Agreement, certain representations concerning the Reorganizations made to us by the Acquiring Trust and the Selling Trust in officers' certificates dated ___________, 2004 and ____________, 2004, respectively, and such other documents concerning the Reorganization as we have deemed necessary. We have assumed for all purposes that the Reorganization will be effected as set forth above and as described in the Form N-14. We have not made any independent investigation of the representations in connection with the Reorganization.

      Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today's date.

      Subject to the conditions and limitations set forth above, we are of the opinion that for federal income tax purposes:

      1. The transfer of all of the Selling Fund's assets in exchange solely for Acquiring Fund Series I voting shares and the assumption by the Acquiring Fund of the Stated Liabilities of the Selling Fund followed by the distribution pro rata of Acquiring Fund Series I voting shares to the Selling Fund shareholders in complete dissolution and liquidation of the Selling Fund will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Selling Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

      2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of all of the assets of the Selling Fund solely in exchange for Acquiring Fund Series I voting shares and the assumption by the Acquiring Fund of the Stated Liabilities of the Selling Fund.

      3. No gain or loss will be recognized by the Selling Fund on the transfer of the Selling Fund's assets to the Acquiring Fund solely in exchange for Acquiring Fund Series I voting shares and the assumption by the Acquiring Fund of the Stated Liabilities of the Selling Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Series I voting shares to Selling Fund shareholders in exchange for those shareholders' shares of the Selling Fund.

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The Phoenix Edge Series Fund
AIM Variable Insurance Funds
December ___, 2004
Page 3 of 3

      4. No gain or loss will be recognized by the Selling Fund shareholders on the liquidation of the Selling Fund or upon the exchange of their Selling Fund shares solely for Acquiring Fund Series I voting shares in the Reorganization.

      5. The aggregate tax basis of Acquiring Fund Series I voting shares received by each Selling Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Selling Fund shares exchanged therefor by such shareholder. The holding period of Acquiring Fund Series I voting shares to be received by each Selling Fund shareholder will include the period during which the Selling Fund shares exchanged therefor were held by such shareholder, provided the Selling Fund shares are held as capital assets at the time of the Reorganization.

      6. The tax basis of the Selling Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Selling Fund immediately before the Reorganization. The holding period of the assets of the Selling Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Selling Fund.

         This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may change at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

         The opinion expressed herein is for the exclusive benefit of the Selling Fund, the Acquiring Fund, and their respective shareholders. No other person shall be entitled to rely on this opinion.

                                      Very truly yours,

                                      Foley & Lardner LLP